Exhibit 99.2

News Release FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.	Nasdaq Symbol CASY
One Convenience Blvd.	CONTACT Bill Walljasper
Ankeny, IA 50021	515 965-6505

Casey’s Executive Sam Billmeyer Announces Future Retirement
Ankeny, IA, December 8, 2015—Casey’s General Stores Inc. (Nasdaq symbol CASY) today announced that Sam Billmeyer, Senior Vice President – Logistics and Acquisitions, will retire on June 30, 2016.
Mr. Billmeyer began his career with the Company in 1992 as Risk Manager and was promoted into the role of Vice President of Transportation in 1999. He has served as a Senior Vice President since 2006. Mr. Billmeyer is responsible for gasoline and grocery transportation and distribution, as well as all construction and store development functions. He will assist the Company with transitioning his areas of responsibility to new leadership prior to retirement.
“I feel very fortunate to have had the opportunity to spend the majority of my career at such a remarkable Company,” said Sam Billmeyer. “I am very proud of what we have accomplished over the years and it has been a privilege to work alongside so many wonderful people at Casey’s.”
“On behalf of the Board of Directors I would like to thank Sam for his numerous contributions and dedicated service throughout his career,” said Chairman and CEO Robert J. Myers. “He has been a vital part of our growth and has done an exceptional job of positioning the Company for future success. We will miss his leadership, and wish him the very best.”
Headquartered in Ankeny, Iowa, Casey’s is the leading independently owned convenience store chain in the Midwest and one of the largest in the country. The Company currently owns and operates 1,904 stores in 14 states. In addition to gasoline, Casey’s stores offer a broad selection of products including made-from-scratch pizza and donuts.